Exhibit 99.1
Holly Energy Partners Declares Distribution
Increases quarterly distribution from $0.745 to $0.755 per unit
DALLAS, TX, October 24, 2008 — Holly Energy Partners, L.P. (NYSE:HEP) today announced the declaration of its cash distribution for the third quarter of 2008, of $0.755 per unit. For the prior quarter, $0.745 was distributed to unitholders. Holly Energy has increased its distribution to unitholders every quarter since becoming a public partnership in July 2004. The distribution will be paid November 14, 2008 to unitholders of record on November 5, 2008.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides transportation and terminal services to the petroleum industry, including Holly Corporation, which currently owns a 46% interest in the Partnership. The Partnership owns and operates crude and product pipelines and terminals located in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
FOR FURTHER INFORMATION, Contact:
Bruce Shaw, Senior Vice President & Chief Financial Officer
M. Neale Hickerson, Vice President, Investor Relations
Holly Energy Partners
214/871-3555